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                                                                     Exhibit 4.2


                                CYTRX CORPORATION
                             154 Technology Parkway
                             Norcross, Georgia 30092

                                February 11, 2002

American Stock Transfer & Trust Company
40 Wall Street
New York, New York 10005
Attention: Corporate Trust Department

Re: Amendment No. 1 to Shareholder Protection Rights Agreement dated as of April 16, 1997 (the "Rights Agreement") between CytRx Corporation ("CytRx") and American Stock Transfer & Trust Company ("AST")

Ladies and Gentlemen:

Pursuant to Section 5.4 of the Rights Agreement, CytRx, by resolution adopted by its board of directors, hereby amends the Rights Agreement as follows:

1. The definition of "Acquiring Person" in Section 1.1 of the Rights Agreement is hereby deleted and replaced in its entirety with the following:

"Acquiring Person" shall mean any Person who is a Beneficial Owner of 15% or more of the outstanding shares of Common Stock; provided, however, that the term "Acquiring Person" shall not include any Person (i) who is the Beneficial Owner of 15% or more of the outstanding shares of Common Stock on the date of this Agreement or who shall become the Beneficial Owner of 15% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time hereafter or thereafter as any of such Persons shall become the Beneficial Owner (other than by means of stock dividend or stock split) of any additional shares of Common Stock, (ii) who, on or after the date of this Agreement, is or shall become the Beneficial Owner of 15% or more of the outstanding shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) pursuant to the Agreement and Plan of Merger dated as of February 11, 2002 (the "Merger Agreement") among the Company, Global Genomics Capital, Inc. and GGC Merger Corporation or the Merger (as defined in the Merger Agreement or other transactions contemplated by the Merger Agreement, until such time hereafter or thereafter as such Person shall become the Beneficial Owner (other than (1) by means of a stock dividend, stock split or other similar event or (2) pursuant to the exercise of any stock option granted by the Company's board of directors or compensation committee on or after the date of this Agreement to such Person in such Person's capacity as an officer or



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director of the Company) of any additional shares of Common Stock, (iii) who is the Beneficial Owner of 15% or more of the outstanding shares of Common
Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting power, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 15% or more of the outstanding shares of Common Stock or (iv) who Beneficially Owns shares of Common Stock consisting solely of one or more of (A) shares of Common Stock Beneficially Owned pursuant to the grant or exercise of an option granted to such Person by the Company in connection with an agreement to merge with, or acquire, the Company entered into prior to a Flip-In Date, (B) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) acquired by Affiliates or Associates of such Person after the time of such grant which, in the aggregate, amount to less than 1% of the outstanding shares of Common Stock. In addition, the Company, any wholly owned Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the Company or a wholly owned Subsidiary of the Company shall not be an Acquiring Person.

2. The definition of "Stock Acquisition Date" in Section 1.1 of the
Rights Agreement is hereby amended by adding the following sentence to the end thereof:

"Neither the Merger Agreement nor the Merger or any other transaction contemplated thereby shall cause a Stock Acquisition Date."

3. The definition of "Separation Time" in Section 1.1 of the Rights
Agreement is hereby amended by adding the following sentence to the end thereof:

"Neither the Merger Agreement nor the Merger or any other transaction contemplated thereby shall cause a Separation Time."

4. Section 5.4 of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

"Notwithstanding the above, from the Effective Time (as defined in the Merger Agreement) until the second anniversary thereof, no amendment or supplement may be made to this Agreement, and no such amendment or supplement shall be effective, without the prior approval of a majority of the then-disinterested members of the Company's board of directors."

5. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.

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6.  Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Rights Agreement.

7. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

8. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

9. This Amendment No. 1 to the Rights Agreement shall be effective as of the date hereof, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.


                                                Very truly yours,

                                                CytRx Corporation

                                                By: /s/ Jack J. Luchese
                                                    ----------------------
                                                Name: Jack J. Luchese
                                                     ---------------------
                                                Title: President & CEO
                                                      --------------------


Accepted and agreed to as of the date first written above:

American Stock Transfer & Trust Company

By: /s/ Herbert J. Lemmer
   --------------------------
Name: Herbert J. Lemmer
     ------------------------
Title: Vice President
      -----------------------